Exhibit 99.1

Grakon Parent, Inc. and Subsidiaries

Consolidated Financial Statements
Fiscal Years Ended December 31, 2017 (“2017”) and January 1, 2017 (“2016”)

Grakon Parent, Inc. and Subsidiaries

Consolidated Financial Statements
Fiscal Years Ended December 31, 2017 (“2017”) and January 1, 2017 (“2016”)

Table of Contents

Independent Auditor’s Report    4

Consolidated Financial Statements

Balance Sheets    7

Statements of Income and Comprehensive Income    8

Statements of Changes in Stockholders’ Equity    9

Statements of Cash Flows    10

Notes to Consolidated Financial Statements    11-30

Independent Auditor’s Report

Board of Directors
Grakon Parent, Inc. and Subsidiaries
Seattle, WA

We have audited the accompanying consolidated financial statements of Grakon Parent, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 (2017) and January 1, 2017 (2016), and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the fiscal years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grakon Parent, Inc. and Subsidiaries as of December 31, 2017 (2017) and January 1, 2017 (2016), and the results of their operations and their cash flows for the fiscal years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles as applied to public business entities. On April 30, 2018, we issued an unmodified opinion on the consolidated financial statements of the Company in accordance with generally accepted accounting principles as applied to private companies.

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method for accounting for goodwill to conform with accounting principles as applied to public business entities under which the primary impact is to goodwill and identified intangible assets. The accompanying consolidated financial statements reflect the change in accounting method retrospectively for all periods presented. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP
Seattle, Washington

April 30, 2018 (except for the change in accounting principle as described in Note 2 and elsewhere in the financial statements which is dated November 28, 2018)

Consolidated Financial Statements

Grakon Parent, Inc. and Subsidiaries

Consolidated Balance Sheets

($000's, except share amounts)	2017	2016

Assets
Current Assets
Cash and cash equivalents	$5,037	$6,575
Accounts receivable, net	23,353	18,306
Inventories, net	23,057	13,730
Prepaid expenses and other assets	6,770	5,097
Total Current Assets	58,217	43,708

Property and Equipment, net	15,774	11,544

Other Assets
Goodwill	106,243	102,922
Intangibles, net	92,526	102,530
Deposits	450	390
Deferred tax assets, net	321	3,081
Total Other Assets	199,540	208,923
Total Assets	$273,531	$264,175

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	11,480	9,488
Accrued liabilities	11,143	7,587
Current portion of long-term debt	5,100	5,100
Revolving credit agreement	3,950	8,200
Deferred revenue	1,863	2,138
Total Current Liabilities	33,536	32,513
Deferred Tax Liability	741	612
Long-Term Debt	84,097	90,307
Total Liabilities	118,374	123,432

Commitments (Notes 12 and 14)

Stockholders' Equity
Preferred Stock, $0.001 par value; 25,000 shares authorized,
no shares issued or outstanding	—	—
Common Stock, $0.001 par value; 300,000 shares authorized,
128,252 and 128,235 shares issued and outstanding, respectively	—	—
Additional paid-in capital	131,972	131,589
Accumulated other comprehensive income (loss)	577	(3,908)
Retained earnings	22,608	13,062
Total Stockholders' Equity	155,157	140,743
Total Liabilities and Stockholders' Equity	$273,531	$264,175

See accompanying notes to consolidated financial statements.

Grakon Parent, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

($000's)	2017	2016

Net Sales	$132,327	$93,619

Cost of Sales	78,216	48,135

Gross profit	54,111	45,484

Operating Expenses
Selling, general and administrative expenses	24,225	22,105
Depreciation and amortization	11,390	10,519

Total Operating Expenses	35,615	32,624

Operating income	18,496	12,860

Other (expense) income	(5)	81
Interest expense	(5,654)	(5,964)

Net Other Expense	(5,659)	(5,883)

Income Before Provision For (Benefit From) Income Tax	12,837	6,977
Provision for (benefit from) income tax	3,291	(4,243)

Net Income	9,546	11,220

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	4,485	(3,060)

Comprehensive Income	$14,031	$8,160

See accompanying notes to consolidated financial statements.

Grakon Parent, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

				Accumulated
			Additional	Other
	Common Stock		Paid-in	Comprehensive	Retained
($000's, except shares)	Shares	Amount	Capital	Income (Loss)	Earnings	Total

Balance, January 3, 2016	111,605	$—	$111,963	$(848)	$1,842	$112,957

Issuance of common stock	16,680	—	19,346	—	—	19,346
Repurchase of common stock	(117)	—	(117)	—	—	(117)
Exercise of stock options	67	—	67	—	—	67
Share-based compensation	—	—	330	—	—	330
Foreign currency translation adjustment	—	—	—	(3,060)	—	(3,060)
Net income	—	—	—	—	11,220	11,220

Balance, January 1, 2017	128,235	—	131,589	(3,908)	13,062	140,743

Repurchase of common stock	(32)	—	(37)	—	—	(37)
Exercise of stock options	49	—	52	—	—	52
Share-based compensation	—	—	368	—	—	368
Foreign currency translation adjustment	—	—	—	4,485	—	4,485
Net income	—	—	—	—	9,546	9,546

Balance, December 31, 2017	128,252	$—	$131,972	$577	$22,608	$155,157

See accompanying notes to consolidated financial statements.

Grakon Parent, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($000's)	2017	2016

Operating Activities
Net income	$9,546	$11,220
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,390	10,519
Amortization of deferred financing costs	390	424
Deferred income taxes	2,889	(4,730)
Change in accounts receivable reserve	76	46
Change in inventory reserve	(740)	(49)
Share-based compensation	368	330
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(5,123)	(1,663)
Inventories	(8,587)	1,905
Prepaid expenses and other assets	(1,673)	(1,803)
Deposits	(60)	51
Accounts payable	1,992	2,037
Accrued liabilities	3,556	356
Deferred revenue	(275)	(452)

Net Cash Provided By Operating Activities	13,749	18,191

Investing Activities
Purchases of property and equipment	(5,523)	(3,894)
Acquisition of businesses, net of cash acquired	—	(30,531)

Net Cash Used By Investing Activities	(5,523)	(34,425)

Financing Activities
Principal payments of long-term debt	(6,600)	(5,100)
Proceeds from revolving line of credit	7,000	21,700
Repayment of revolving line of credit	(11,250)	(17,000)
Exercise of stock options	52	67
Repurchase of common stock	(37)	(117)
Proceeds from issuance of common stock	—	19,346

Net Cash Provided By (Used By) Financing Activities	(10,835)	18,896

Effect of Exchange Rate Changes on Cash	1,071	(994)

Net (Decrease) Increase in Cash and Cash Equivalents	(1,538)	1,668

Cash and Cash Equivalents, beginning of year	6,575	4,907

Cash and Cash Equivalents, end of year	$5,037	$6,575

Cash Paid for:
Interest	$4,897	$4,831
Income taxes	$5	$154

See accompanying notes to consolidated financial statements.

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

Description of the Company

Grakon Parent, Inc. and Subsidiaries (the "Company") is a manufacturer and supplier of vehicle lighting systems and trim components to global manufacturers. The Company’s products are sold to customers throughout North America and parts of Europe and Asia. The Company is headquartered in Seattle, Washington, and owns subsidiaries that operate in Canada, Hong Kong, China, the Netherlands, and the United Kingdom.

On August 20, 2018, Methode Electronics, Inc. (“Methode”), together with its wholly owned subsidiary Flash Merger Sub Corp., entered into a Merger Agreement (the “Agreement”) with Grakon Parent, Inc., a private company incorporated and registered in Delaware (“Grakon”), and certain other parties named therein. Pursuant to the Agreement and subject to the terms and conditions set forth therein, Methode acquired all of the issued and outstanding equity shares of Grakon in exchange for cash effective as of September 12, 2018 (the “Transaction”).

Fiscal Year

The Company’s accounting period is a fiscal year consisting of the 52-or-53-week period ending the Sunday nearest to December 31. The fiscal periods included in this report are the 52 week periods ended December 31, 2017 (“2017”) and January 1, 2017 (“2016”).

Formation of the Company

Grakon Parent, Inc. was formed in October 2014 to ultimately acquire all of the equity of Grakon Intermediate Holdings, LLC.

Principles of Consolidation

The accompanying consolidated financial statements include Grakon Parent, Inc. and the accounts of its wholly owned subsidiaries. These include Grakon Intermediate Holdings, LLC; Grakon Holdings, LLC; Grakon LLC; Grakon Vehicle Components (Dongguan) Co. Ltd. (China); Grakon International (Hong Kong) Ltd.; Grakon Vehicle Components Design (Shenzhen) Co., Ltd. (China); Grakon Europe B.V. (Netherlands), Grakon BMAC Holdings Limited (England & Wales), and Grakon Hamsar Holdings, Ltd. (British Columbia). All significant intercompany accounts and transactions have been eliminated upon consolidation. The consolidated financial statements and notes are presented in thousands of United States dollars, except for share, per share amounts or unless otherwise noted.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available. It is reasonably possible that actual results could materially differ from estimates, including those related to accounts receivable and inventory allowances, fair values of assets acquired and liabilities assumed in business combinations, impairment of goodwill and long-lived assets, depreciation, share-based compensation expense, and product warranty reserves.

Cash and Cash Equivalents

Cash and cash equivalents include all highly-liquid investments with original maturities of three months or less, and the carrying amounts approximate fair value.

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Accounts Receivable

The Company provides credit terms to its customers for substantially all of its sales. Trade accounts receivable are carried at the invoiced amount less an allowance for doubtful accounts. The Company periodically evaluates its accounts receivable and establishes an allowance for doubtful accounts based on identification of specific risks for uncollectible accounts. Balances are considered past due if payments have not been received from the customer within credit terms. An allowance for doubtful accounts has been provided totaling $211 and $135 for 2017 and 2016, respectively. The Company does not charge interest on outstanding receivables.

Revenue Recognition

Revenue is recognized at the time title of the product is transferred, which is generally when the product is shipped to the customer. Tooling revenue is recognized when the customer approves the tool and accepts ownership. All projects that are incomplete, but billed, are recorded as deferred revenue until the project is completed.

Inventories

Inventories are valued at the lower of cost or net realizable value based on the first-in, first-out cost method. The Company periodically evaluates inventories for slow-moving and obsolete stock.

Prepaid Expenses and Other Assets

Prepaid expenses and other current assets include non-trade receivables that are collectible in less than 12 months and various prepaid amounts that will be charged to expenses within an annual operating cycle.

Concentration of Credit Risk

Periodically, the balance sheet includes deposits with a federally chartered and FDIC insured bank in excess of federally insured limits. The Company does not anticipate any material adverse effect on its financial position resulting from this credit risk.

In the normal course of business customers are extended credit related to product sales. The Company conducts ongoing credit evaluations and generally requires no collateral or security. Generally, customers are large multinational organizations, and historical credit losses have been insignificant related to accounts receivable.

Sales to four customers, either directly or through their tiered suppliers, represented a significant portion of our business. Net sales to these four customers approximated 25%, 16%, 16% and 10% of net sales, respectively, in fiscal 2017 and these four customers accounted for 32%, 16%, 14% and 12% of net sales, respectively, in fiscal 2016.

At 2017 these same four customers approximated 29%, 23%, 5% and 5% of gross accounts receivable, and at 2016 approximated 29%, 21%, 15% and 6% of gross accounts receivable.

Foreign operations, including those of acquired entities in Canada and the United Kingdom, as well as ongoing Company owned manufacturing in China, consist of total assets of $67,219 (Canada 43%, United Kingdom 32%, China 20%) in 2017; and total revenues of $30,839 (Canada 67%, United Kingdom 25%) in 2017. Foreign operations consisted of $33,972 in total assets (Canada 42%, United Kingdom 30%, China 28%) in 2016; and total revenues of $17,370 (Canada 82%) in 2016.
Management does not anticipate any material adverse consequences as a result of these concentrations of credit risk.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred, whereas major purchases are capitalized as additions. Depreciation is determined

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

using the straight-line method over the estimated useful lives of the assets, which range between three to twenty years.

Fair Value of Financial Instruments

Financial instruments include cash, accounts receivable, inventory, accounts payable, accrued liabilities and debt. The carrying amount of cash, accounts receivable, inventory, accounts payable and accrued liabilities as of 2017 and 2016, are deemed to approximate fair value because of their liquidity and short term nature. Revolving credit facilities have a variable interest rate. Compared to current rates for credit facilities of a similar nature and degree of risk, the carrying value of the revolving credit facilities approximates fair value based on borrowing rates available to the Company for bank loans with similar terms and maturities. The carrying values of long-term debt on the consolidated balance sheets approximate fair value, as market interest rates remained generally unchanged from the date of issuance through 2017.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Income taxes are recognized for: (a) the amount of income taxes payable or refundable for the current period and (b) deferred income tax assets and liabilities for the future tax consequences of events that have been recognized in the consolidated financial statements or income tax returns. The effects of income taxes are measured based on enacted tax laws and rates. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the extent the Company believes a portion will not be realized. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent cumulative earnings experience and expectations of future taxable income and capital gains by taxing jurisdiction, the carry-forward periods available to the Company for tax reporting purposes, and other relevant factors.

Uncertainties in income taxes are accounted for under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, which defines the thresholds for recognizing the benefits of tax return positions in the consolidated financial statements as more likely than not to be sustained by the taxing authority. Interest and penalties, if any, related to unrecognized tax benefits, are recorded as a component of income tax expense. The Company is subject to United States federal and state income taxes, as well as taxation in Hong Kong, China, the Netherlands, Canada and the United Kingdom.

Foreign Currency

The functional currency of Grakon Parent, Inc. is the U.S. dollar. The Company is exposed to foreign currency exchange risk through our foreign affiliates and equity investments in foreign companies. The foreign subsidiaries and foreign investments report their earnings in their local currencies. The Company translates the foreign assets and liabilities at exchange rates in effect at the balance sheet dates. The Company translates revenues and expenses using average rates during the year. The resulting foreign currency translation adjustments are recorded as a separate component of accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets. The Company does not hedge foreign currency translation risk in the net assets and income reported from these sources.

Deferred Financing Costs

Deferred financing costs are reflected as a direct deduction of the related debt and amortized over the contractual term of the underlying note payable using the effective interest method; except for changing rate debt, where amortization occurs over the expected term of the note payable using the effective interest method. Should an obligation be repaid earlier than its contractual maturity, any remaining deferred financing costs and debt discounts would be charged to earnings at the time of such repayment.

As of 2017 and 2016, deferred financing costs of $1,103 and $1,493, respectively, are presented as a direct deduction from the carrying amount of the senior term loan.

Goodwill and Impairment of Goodwill

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Goodwill represents the excess of cost over fair value of identifiable net assets acquired through business purchases. Goodwill is reviewed for impairment on an annual basis or more frequently if indicators of impairment are identified.

Goodwill is evaluated using a qualitative assessment to determine whether it is more likely than not that the fair value of any reporting unit is less than its carrying amount. If it is determined that the fair value of the reporting unit may be less than its carrying amount, goodwill is evaluated using a quantitative impairment test. Otherwise, the Company concludes that no impairment is indicated and the quantitative impairment test is not preformed.

The Company’s qualitative screen includes an assessment of certain factors including, but not limited to, the results of prior year fair value calculations, the reporting unit and overall financial performance, and macroeconomic and industry conditions. The Company considers the qualitative factors and weight of the evidence obtained to determine if it is more likely than not that the reporting units' fair value is less than the carrying amount. Although the Company believes the factors considered in the impairment analysis are reasonable, significant changes in any one of the assumptions used could produce a different result. If, after assessing the qualitative factors, it was determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a quantitative impairment test would be performed. The Company may also elect to proceed directly to the quantitative impairment analysis without considering such qualitative factors.

A quantitative analysis was not performed as the qualitative analysis supported no impairment and no triggering events have occurred, for either of the two fiscal years ended 2017 and 2016.

Intangible Assets

Intangible assets, which include customer relationships and trade names, and that represent definite-lived assets acquired as part of business combinations, are amortized over their estimated useful life using the straight-line method. Intangible assets with finite lives are generally amortized using the straight-line method over their estimated economic lives.

Business Combinations

The Company allocates the purchase consideration of acquired businesses to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. Any residual purchase consideration is recorded as goodwill. Goodwill is allocated to reporting units expected to benefit from the business combination. The allocation of purchase consideration requires management to make significant estimates and assumptions in determining the fair values of the assets acquired and liabilities assumed especially with respect to intangible assets.

Critical estimates in valuing intangible assets include, but are not limited to, future expected cash flows from customer relationships, trade names and backlog; and discount rates. Management estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

Impairment of Long Lived Assets

Long-lived assets and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Recoverability of these assets or groups of assets is assessed based on a comparison of the carrying amount to the estimated, future net cash flows to be received from those assets. If estimated, future, undiscounted, net cash flows are less than the carrying amount, the asset is considered impaired and expense is recorded at an amount required to reduce the carrying amount to fair value. No impairment of long-lived assets was recorded for either of the two fiscal years ended 2017 or 2016.

Advertising Costs

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Advertising costs are expensed as incurred, and totaled $219 and $81 for 2017 and 2016, respectively.

Shipping and Handling Revenues and Costs

Generally customers are responsible for the cost of shipping finished products from the Company’s location to their site. To the extent there are any related revenues or costs associated with shipping products to customers, they are included in Net Sales and Cost of Sales, respectively.

Rent Expense

Facilities include certain rent-free periods, common area charges, and scheduled rent increases over the related lease terms. The Company recognizes rent expense for its leases on a straight-line basis. Any variances between cash rental payments and straight-line expense are recorded as an accrued liability in the accompanying consolidated balance sheets.

Research and Development Costs

Research and development costs are expensed as incurred.

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in equity during a period resulting from transactions and all other events and circumstances from non-owner sources. Accumulated other comprehensive income (loss), on the accompanying consolidated balance sheet, consists of foreign currency translation adjustments.

Share-Based Compensation

The Company has a share-based incentive compensation plan under which certain officers, employees, and a member of the Board of Directors are participants and may be granted stock options, and stock performance awards. The Company accounts for share-based compensation in accordance with the fair value recognition provisions of ASC 718, Compensation-Stock Compensation. The fair value of stock options is calculated using the Black-Scholes option pricing formula that requires estimates for expected volatility, expected dividends, the risk-free interest rate, and the expected term of the option. Stock options are generally granted in two tiers, those that vest over time, and those that vest based on share performance. Time vested options vest over five years, with 20% vesting annually, and expense is recognized on a straight-line basis separately for each vesting portion of the stock option award. Performance vested options only vest based on the aggregate equity return on the ultimate sale, or change in control of the underlying equity. If any of the assumptions used in the Black-Scholes model or the anticipated number of shares to be awarded change significantly, share-based compensation expense may differ materially in the future from that recorded in the current period. See additional information related to share-based compensation in Note 11 to the consolidated financial statements.

The Company’s consolidated statements of operations includes $368 and $330 of compensation expense related to share-based compensation for 2017 and 2016, respectively.

Product Warranty

Expenses related to product warranty are estimated and recorded at the time products are sold, based on historical and current data and reasonable expectations of the future, regarding the frequency and cost of warranty claims, net of any recoveries. Management takes actions to minimize warranty costs through quality engineering, quality manufacturing and quality improvement programs; however, actual claim costs incurred could materially differ from the estimated amounts and require adjustments to the reserve.

Litigation and Other Contingencies

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Management is not aware of any pending legal proceedings that, individually or in the aggregate, are reasonably possible to have a material adverse effect on the Company’s business, operating results, or financial condition. The Company may be subject to a variety of legal proceedings which could arise in the ordinary course of business or from its stockholders. The Company evaluates its exposure to threatened or pending litigation on a regular basis. To the extent required, the Company utilizes its best judgement to evaluate the potential amount of loss related to litigation as well as the potential range of outcomes related to such loss. If necessary, the Company would record a loss contingency if an amount becomes both probable and measurable. In addition, any such proceedings, whether meritorious or not, could be time consuming, costly, and result in the diversion of significant operational resources or management time.

Reclassifications

Certain prior year financial statement amounts have been reclassified to conform to current year presentation.

New Accounting Pronouncements

In June 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. The update gives entities a single comprehensive model to use in reporting information about the amount and timing of revenue resulting from contracts to provide goods or services to customers. The ASU, which applies to any entity that enters into contracts to provide goods or services, will supersede current revenue recognition requirements and most industry-specific guidance throughout the Industry Topics of the Codification. The update is effective for the Company for its fiscal year ending near December 31, 2019, but it may be adopted for the year ending December 30, 2018, if desired. The Company is currently reviewing the provisions of this ASU to determine if there will be any material effect on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard requires lessees to record, for all leases with a term exceeding 12 months, an asset representing its right to use the underlying asset for the lease term and a liability to make lease payments. The update is effective for the Company for its fiscal year ending near December 31, 2020, and early adoption is permitted. The Company is currently reviewing the provisions of this update to determine if there will be any material effect on its consolidated financial statements, and loan covenants.

In March 2016, the FASB issued ASU No. 2016-09, Stock Compensation Topic 718: Improvements to Employee Share-based Payment Accounting. This ASU simplifies the accounting for stock compensation on income tax accounting, classification of awards as either equity or liabilities, estimating forfeitures, and cash flow presentation. Based on this ASU, an entity should recognize all excess tax benefits and tax deficiencies, including tax benefits of dividends on share-based payment awards, as income tax expense or benefit in the income statement; it does not need to include the effects of windfalls and shortfalls in the annual effective tax rate estimate from continuing operations used for interim reporting purposes.  The ASU also provides an accounting policy election for awards with service conditions to either estimate the number of awards that are expected to vest (consistent with existing U.S. GAAP) or account for forfeitures when they occur. The ASU increases the allowable statutory tax withholding threshold to qualify for equity classification from the minimum statutory withholding requirements up to the maximum statutory tax rate in the applicable jurisdiction(s). The ASU clarifies that cash paid to a taxing authority by an employer when directly withholding equivalent shares for tax withholding purposes should be considered similar to a share repurchase, and thus classified as a financing activity. All other employer withholding taxes on compensation transactions and other events that enter into the determination of net income continue to be presented within operating activities. The new standard is effective for the Company for its fiscal year ending near December 30, 2018. The Company has not yet adopted the provisions of the ASU and is currently evaluating the impacts of adoption on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350) Simplifying the Accounting for Goodwill Impairment. The main provisions of the ASU are to: (a) remove step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation, and (b) eliminate the need to determine the fair value of individual assets and liabilities of a reporting unit to measure goodwill impairment. The update is effective for the Company for its fiscal year ending near December 31, 2022, but it may be adopted for the year ending December

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

30, 2018, if desired. The Company is currently evaluating the impact on its consolidated financial statements and footnote disclosures.

2.	Change in Accounting Principle

Effective December 15, 2014, the Company elected an accounting policy to amortize goodwill, which was a permitted accounting alternative for private companies. Goodwill was being amortized over 10 years.

In connection with issuance of these consolidated financial statements, the Company has aligned its accounting policy with U.S. GAAP applicable to public business entities and made an accounting policy change whereby goodwill is not amortized. The Company had also previously included customer relationship intangible assets recognized in business combinations as a component of goodwill, which is not permitted for public business entities. The Company has therefore separated customer relationship assets from goodwill in these consolidated financial statements.

In addition to the effects of these changes on the consolidated financial statements, the Company also recorded the income tax effects of this change in accounting principle in these consolidated financial statements.

In accordance with ASC 250-10-45-5, the Company applied these accounting changes retrospectively.

The impact of the policy change on the previously issued 2016 and 2017 consolidated financial statements is as follows:

2017:

($000's)	As previously reported	Effect of change	As adjusted
Goodwill	$143,880	$(37,637)	$106,243
Intangibles, net	13,926	78,600	92,526
Deferred tax assets	—	321	321
Deferred tax liability	111	630	741
Retained earnings (deficit)	(18,046)	40,654	22,608
Depreciation and amortization	24,021	(12,631)	11,390
Provision for (benefit from) income taxes	291	3,000	3,291
Net income (loss)	$(85)	$9,631	$9,546

2016:

($000's)	As previously reported	Effect of change	As adjusted
Goodwill	$160,806	$(57,884)	$102,922
Intangibles, net	16,314	86,216	102,530
Deferred tax assets	—	3,081	3,081
Deferred tax liability	222	390	612
Retained earnings (deficit)	(17,961)	31,023	13,062
Depreciation and amortization	23,222	(12,703)	10,519
Provision for (benefit from) income taxes	709	(4,952)	(4,243)
Net income (loss)	$(6,435)	$17,655	$11,220

Due to the change in accounting principle related to goodwill, retrospective goodwill impairment analyses were performed back to the fiscal year ended January 3, 2016 (“2015”). A qualitative assessment was performed for 2015,

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

as well as for 2016 and 2017. The analysis revealed that it the Company’s reporting units’ fair values were more likely than not greater than their carrying amounts as of all impairment test dates. As such, no impairment losses were identified for 2016 or 2017.

3.	Acquisitions

During 2016 the Company made two acquisitions. On May 9, 2016, Grakon Hamsar Holdings Limited, which had previously been capitalized expressly for this acquisition, acquired the assets and selected liabilities of Hamsar Diversco ("Hamsar"), an entity located in Burlington, Ontario, Canada, for total consideration of $18,241. Of this amount, $18,021 was paid at closing and $220 was paid subsequent to closing as a result of actual excess working capital at the date of the transaction.

On October 3, 2016, Grakon BMAC Holdings, Ltd, which had previously been capitalized for this acquisition, acquired 100% of the stock of BMAC Limited ("BMAC"), an entity located in Audenshew, Manchester, United Kingdom, for a total consideration of $12,290. Of this amount $12,537 was paid at closing, $74 was received back as a result of actual working capital excess at the date of the transaction, and $173 of cash was acquired.

The two acquisitions expand the Company’s global geographical footprint, provide synergies related to the production of products in already existing low cost manufacturing locations, and provide product diversification.

The transactions were accounted for under the acquisition method of accounting, and accordingly, the operating results have been included in the Company’s results of operations from the respective dates of acquisition. The purchase prices were allocated based on the estimated fair value of specific tangible and intangible assets and estimated settlement amounts of liabilities as of the time of the acquisitions. Furthermore, acquisition-related costs, outside of debt issuance costs, were recorded as expenses in the period in which costs were incurred.

The purchase consideration exceeded the fair value of the net assets acquired, in each transaction, resulting in goodwill. The primary factor giving rise to goodwill in the purchase price allocation was an anticipated increase in future cash flows from operations. The Company purchased these two entities due to its expectation that these future cash flows would provide a positive rate of return on its investment. Goodwill acquired in connection with the business combinations is deductible for tax purposes.

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The estimated fair values of the assets acquired and liabilities assumed are as follows:

($000's)	Hamsar	BMAC	Total

Purchase Consideration	$17,230	$12,463	$29,693

Plus cash held in escrow	1,011	—	1,011
Less cash acquired	—	(173)	(173)

Net Purchase Consideration	18,241	12,290	30,531

Net purchase consideration allocated as follows:
Accounts receivable	2,054	1,456	3,510
Inventories	3,487	1,589	5,076
Prepaid expenses and other assets	—	143	143
Property and equipment	861	516	1,377
Deposits	41	—	41
Trade names	705	253	958
Customer Relationships	8,223	3,391	11,614
Accounts payable	(1,082)	(688)	(1,770)
Accrued liabilities	(1,256)	(520)	(1,776)
Deferred taxes	—	(656)	(656)

Fair value of net assets acquired	$13,033	$5,484	$18,517

Excess of Net Purchase Consideration over Fair Value of
Net Assets Acquired, recorded as goodwill	$5,208	$6,806	$12,014

The Grakon LLC acquisition expenses for Hamsar and BMAC in 2016 were $582 and $557, respectively and recorded within Selling, general and administrative expenses.

4.	Goodwill and Intangible Assets

Goodwill

After initial recognition, goodwill is measured net of any accumulated impairment losses. Changes in the carrying amount of goodwill for years ended 2017 and 2016 are as follows:

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Balance, 2015	$92,929

Acquisition of goodwill	12,014

Effect of foreign currency translation from acquisition date to fiscal year-end	(2,021)

Balance, 2016	$102,922

Acquisition of goodwill	—

Effect of foreign currency translation from acquisition date to fiscal year-end	3,321

Balance, 2017	$106,243

Other Intangible Assets

Intangible assets are amortized over their useful lives and consist of the following:

		2017			2016
	Useful Life (In Years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net	Wtd. Avg Remaining Amortization Periods (Years) as of December 31, 2017

Tradenames	2 to 10	$20,958	$(7,032)	$13,926	$20,958	$(4,644)	$16,314	5.98
Existing Customer Relationships	2 to 17	$98,614	$(20,014)	$78,600	$98,614	$(12,398)	$86,216	9.95

Intangibles, net		$119,572	$(27,046)	$92,526	$119,572	$(17,042)	$102,530

Existing customer relationships includes backlog from the BMAC acquisition.

Amortization expense related to intangible assets subject to amortization was $10,095 and $8,694 for 2017 and 2016, respectively.

Additionally, the effect of foreign currency translation on Intangibles, net was $(91) and $44 for 2017 and 2016, respectively.

Estimated annual amortization for intangible assets over the next five years and thereafter is as follows:

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Year Ending

2018	$9,767
2019	9,183
2020	9,183
2021	8,087
2022	7,433
Thereafter	48,873

Total	$92,526

5.	Inventories

Inventories as of 2017 and 2016 consist of the following:

	2017	2016

Raw materials	$10,120	$7,551
Work in process	1,528	688
Finished goods	11,409	5,491

Inventories, net	$23,057	$13,730

Inventories reported in the consolidated balance sheets as of 2017 and 2016 are net of write-downs due to obsolescence of $654 and $1,394, respectively.

6.	Prepaid Expenses and Other Assets

Prepaid Expenses and Other Assets as of 2017 and 2016 consist of the following:

	2017	2016

Prepaid tooling	$2,862	$1,648
Prepaid other	1,150	1,057
Other current assets	2,758	2,392

Prepaid expenses and other assets	$6,770	$5,097

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

7.	Property and Equipment

Property and equipment as of 2017 and 2016 consist of the following:

Description	Depreciable Lives (Years)	2017	2016

Machinery and equipment	5 to 10	$10,172	$7,479
Leasehold improvements	15 to 20	4,754	4,185
Computers	3 to 7	2,326	1,877
Furniture and fixtures	7 to 10	1,219	992
Tooling	5	3,083	2,245
Software	3 to 5	2,692	1,751
Vehicles	5	154	112
Construction in progress	-	2,109	1,184

Total property and equipment		26,509	19,825
Less accumulated depreciation and amortization		(10,735)	(8,281)

Property and Equipment, net		$15,774	$11,544

Depreciation and amortization expense related to property and equipment was $1,295 and $1,825 for 2017 and 2016, respectively.

8.	Income Taxes

The components of income before income tax provision (benefit) are as follows:

Fiscal year ending	2017	2016

Domestic source	$12,045	$5,671
Foreign source	792	1,306

Income before income tax	$12,837	$6,977

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The provision for (benefit from) income taxes consists of the following:

Fiscal year ending	2017	2016

Current
Federal	$166	$—
State	30	—
Foreign	206	487

Total Current Income Taxes	402	487

Deferred
Federal	3,311	(4,752)
State	(138)	279
Foreign	(284)	(257)

Total Deferred Income Taxes	2,889	(4,730)

Total Tax Expense (Benefit)	$3,291	$(4,243)

A reconciliation of the provision for income taxes with amounts determined by applying the U.S. federal income tax rate to income (loss) before provision for (benefit from) income taxes is as follows:

Fiscal year ending	2017	2016

Tax provision (benefit) at U.S. statutory rate	$4,365	$2,372
State income tax, net of federal benefit	(128)	89
Section 965 - Participation exemption income	1,335	—
Foreign rate differential and tax credits	(1,413)	(215)
Change in valuation allowance	(522)	(3,034)
Tax return to provision adjustment	1	823
Assertion of permanent reinvestment of foreign earnings	—	(4,625)
Statutory rate change	(366)	—
Transaction costs	—	328
Other	19	19

Total Tax Expense (Benefit)	$3,291	$(4,243)

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2017	2016

Deferred Tax Assets
Federal and state net operating losses	$7,278	$15,340
Warranty accrual	455	423
Inventory	150	294
Share-based compensation	226	239
Foreign tax credits	1,065	—
AMT credits	236	70
Allowance for doubtful accounts	21	35
Other deferred tax assets	244	195

Total Deferred Tax Assets	9,675	16,596

Deferred Tax Liabilities
Intangible assets	(8,511)	(11,945)
Prepaid expenses and other assets	(49)	(248)
Property and equipment	(692)	(569)

Total Deferred Tax Liabilities	(9,252)	(12,762)

Net deferred tax assets before valuation allowances	423	3,834
Less valuation allowance	(843)	(1,365)

Net Deferred Tax Liabilities	$(420)	$2,469

During 2016, the Company recorded a deferred tax benefit of $3,034 related to the release of U.S. federal and state valuation allowance. The Company evaluated all available positive and negative evidence, including past operating results and the projection of future taxable income and determined it is more likely than not that expected future taxable income will be sufficient to utilize the U.S. federal and state net deferred tax assets. The Company will continue to maintain a valuation allowance of $843 and $1,365 and as of December 31, 2017 and 2016, respectively, related to federal net operating loss carryovers until the Company determines that these deferred tax assets are more likely than not realizable.

No U.S. tax provision has been made for income taxes on undistributed earnings on foreign operations other than the one-time repatriation tax discussed below. The foreign earnings are expected to be indefinitely reinvested within the Company’s foreign operations. If the undistributed net income were distributed as dividends, the Company would not be subject to material additional U.S. income tax expense on these future distributions. In certain jurisdictions, these distributions may be subject to foreign tax withholdings. However, it is not practicable to estimate the amount of foreign tax withholdings at this time.

The U.S. Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) was signed into law on December 22, 2017. The 2017 Tax Act significantly revises the U.S. corporate income tax by, among other things, lowering the statutory corporate tax rate from 35% to 21%, eliminating certain deductions, imposing a mandatory one-time tax on accumulated earnings of foreign subsidiaries as of 2017, introducing new tax regimes, and changing how foreign earnings are subject to U.S. tax. The 2017 Tax Act also enhanced and extended through 2026 the option to claim accelerated depreciation deductions on qualified property. The Company has not completed its determination of the accounting implications of the 2017 Tax Act on our tax accruals. However, the Company has reasonably estimated the effects of the 2017 Tax Act and

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

recorded provisional amounts in its financial statements as of December 31, 2017. The Company recorded a provisional tax benefit for the impact of the 2017 Tax Act of approximately $95. This amount is comprised of a tax expense of $270, net of applicable foreign tax credits, related to the one-time tax on accumulated earnings of foreign subsidiaries, and a tax benefit of $365 relating to the remeasurement of federal net deferred tax assets resulting from the permanent reduction in the U.S. statutory corporate tax rate to 21% from 35%. As the Company completes its analysis of the 2017 Tax Act, collects and prepares necessary data, and interprets any additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, it may make adjustments to the provisional amounts, including its unremitted earnings assertion and assessment of realizability of foreign tax credits. Those adjustments may materially impact our provision for income taxes in the period in which the adjustments are made.

In accordance with Internal Revenue Code Sections 382 and 383, the annual utilization of net operating loss and credit carryforwards is limited if a change in control occurs. Under Section 382 of the Internal Revenue Code of 1986, as amended, if the Company undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the ability to use pre-change net operating loss carryforwards and other pre-change tax attributes to offset post-change income may be limited. The Company experienced an ownership change in October 2014 as a result of the acquisition of its stock. The Company has only included those net operating loss carryforwards that can be utilized under the Section 382 ownership rules within its deferred tax asset and loss carryforward disclosures.

As of December 31, 2017, the Company had federal and state net operating loss carryforwards of approximately $34,500, and $1,100 respectively. Such carryforwards, which may provide future tax benefits, are expected to expire from 2027 through 2036. In addition, as of December 31, 2017, the Company had a foreign tax credit carryforward of $1,065 expiring in 2027, and an Alternative Minimum Tax credit carryforward of $236 which has an indefinite carryforward period and will be refundable in a future year pursuant to the 2017 Tax Act.

The Company’s statutes of limitations are closed for all federal and state tax years before 2013. However, the Internal Revenue Service has the ability to review and adjust net operating losses or tax credits that were generated prior to these fiscal years. The Company is not currently under Internal Revenue Service, state, or foreign jurisdiction income tax examination.

As of December 31, 2017, the Company’s gross unrecognized tax benefits totaled $374, all of which would favorably affect the effective tax rate if resolved in the Company’s favor.

The following table presents a reconciliation of the beginning and ending amounts of unrecognized tax benefits:

Balance at January 1, 2017	$415
Increases for positions related to the prior years	118
Increases for positions related to the current year	(159)
Decreases for positions related to the prior years	—
Lapsing of statutes of limitations	—
Balance at December 31, 2017	$374

The Company had no amounts accrued for interest and penalties at December 31, 2017, and January 1, 2017.

9.	Revolving Credit Agreement

The Company has a revolving credit line with syndicated lenders, of which two of the three are minority stockholders of the Company (see Note 13), with a borrowing capacity of $15,000. Interest is calculated using a reference rate plus an applicable margin, which margin varies depending on the quarterly Senior Leverage Ratio of the Company. The primary interest options available for revolving credit borrowings are: (i) the bank’s revolving index rate, plus the applicable revolver index margin, which is 2.5 percent as of December 31, 2017, or (ii) LIBOR, plus the applicable revolver LIBOR margin, which is 3.5 percent as of December 31, 2017. The credit line is collateralized by substantially all of the Company’s assets. The note expires on the earliest of: (i) November 25,

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

2021, or (ii) by voluntary or mandatory reductions, as specified in the credit agreement, or (iii) as a remedy of default. The agreement carries the same covenants as discussed under long-term debt (See Note 10).

At 2017 and 2016, there were $3,950 and $8,200, respectively, in outstanding advances under the facility.

10.	Long-Term Debt

As of the years ended 2017 and 2016, respectively, the Company had $90,300 and $96,900 in a variable rate, senior term note outstanding with the same lenders as the revolving credit line (See Notes 9 and 13). The senior term note is presented net of deferred financing costs of $1,103 and $1,493 at 2017 and 2016, respectively, in the consolidated balance sheets.

As with the Revolving Credit Agreement, the note is collateralized by substantially all of the Company’s assets and due November 25, 2021, with quarterly principal payments of $1,275. Interest is calculated using a reference rate plus an applicable margin, which margin varies depending on the quarterly Senior Leverage Ratio of the Company. The primary interest options available are: (i) the bank’s term loan index rate, plus the applicable term loan index margin, which is currently 3 percent, or (ii) LIBOR, plus the applicable LIBOR term loan margin, which is currently 4 percent. The interest rates in effect at 2017 were 5.00 percent for LIBOR based loans and 6.75 percent for Index rate based loans. Interest rates in effect at 2016 were 5.00 percent for LIBOR based loans and 6.75 percent for Index rate based loans.

Long-term debt consists of the following:

	Maturity Dates	Interest Rate	2017	2016

Senior term note, net	November 25, 2021	Variable	$89,197	$95,407
Less current portion			5,100	5,100
Long-Term Portion			$84,097	$90,307

A summary of minimum principal payments on long-term debt for future years is as follows:

Fiscal year ending

2018	$5,100
2019	5,100
2020	5,100
2021	75,000

$90,300

Debt Covenants

The Company’s financing agreements include certain covenants. The most restrictive are a minimum fixed charge coverage ratio, and a maximum total leverage ratio, which are measured quarterly. The maturity dates for the debt may be accelerated upon the occurrence of various events of default, including breaches of the agreement, certain cross-default situations, certain bankruptcy related situations, and other customary events of default. As of the end of fiscal years 2017 and 2016 the Company was in compliance with all applicable covenants.

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

11.	Stock Option Plan

A stock option plan was authorized as of October 31, 2014. The purpose of the plan is to attract and retain the best available personnel, to provide additional incentive to persons who provide services to the Company or its affiliates, and to promote the success of the Company’s business. The plan is administered by the board of directors, who determines the number of options granted to employees, managers and consultants at its sole discretion.

The board has authorized the issuance of 12,320 non-qualified stock options (4,310 time vested options and 8,010 performance options) under the terms of the plan. Effective January 13, 2017, the board authorized an increase in the available shares for issuance to a total of 12,570 non-qualified stock options (4,400 time vested options and 8,170 performance vested options). According to the terms of the plan, each option shall have an exercise price not less than 100 percent of the estimated fair value of the stock on the date of grant. The plan includes options that have time-based and performance-based vesting. Performance-based vested options are exercisable only upon the sale of the Company. Each grant of an option under the plan shall be evidenced by an option agreement that defines the number of shares, exercise price, vesting and exercisability.

Although unissued, 150 share options have been reserved for issuance to an employee pending completion of specified tasks, and are included as available for grant.

Time Vesting Options

Time Vesting Options have an exercise price of $1 and vest at 20 percent each year in accordance with the stock option plan agreement or immediately upon a sale of the Company, termination of the optionee’s employment by the Company without cause, the optionee’s death or disability, or resignation by the optionee for good reason.

The Company uses the Black-Scholes option pricing model to estimate the fair value of the options granted on the date of grant or modification. The estimated fair value of time vesting options is amortized to share-based compensation expense using the straight-line method over the vesting period of the option. Following is a description of the significant assumptions used in the option-pricing model:

Expected Term - The expected term is the period of time that granted options are expected to be outstanding. The Company estimates the expected term based on historical patterns of option exercises, as well as potential future events that may increase liquidity. These factors are believed to reflect future exercise behavior.

Expected Volatility - Because the Company’s shares are not traded in an active market, the Company calculates volatility by using the historical stock prices of similar public companies over the estimated life of the option and averaging the volatilities of these companies.

Risk-Free Interest Rate - The Company bases the risk-free interest rate used in the Black-Scholes option valuation model on the market yield in effect at the time of option grant provided from the Federal Reserve Board’s Statistical Releases and historical publications from the Treasury constant maturities rates for the equivalent remaining terms.

Dividends - The Company does not have plans to pay cash dividends in the future. Therefore, the Company uses an expected dividend yield of zero in the Black-Scholes option valuation model.

Forfeitures - The Company estimated a forfeiture rate of 10 percent.

Performance Options

The performance options have an exercise price of $1. The number of shares subject to a performance option, generally 65 percent of each grant, is determined at the date of grant, at the sole discretion of the board.

Performance options vest in tiers based only upon the occurrence of: (i) a sale of the Company, (ii) the optionee has been continuously employed by the Company from the date of grant, and (iii) the Company meets selected total equity

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

return multiple targets. As the vesting is conditioned upon the sale of the Company, no stock option expense has been recorded related to these options.

The Company did not grant any options during 2017. The following assumptions were used to estimate the value of the options granted during 2016:

Fiscal year ending	2016

Risk-free interest rate	1.6%
Expected volatility	38.0%
Expected dividend rate	0.0%
Forfeiture rate	10.0%
Estimated average life (in years)	6.5

	Time Vesting Options	Performance Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Outstanding, 2016	3,752	6,967	$1	8.8

Exercised	(21)	—	1
Cancelled	(84)	(195)	1

Outstanding, 2017	3,647	6,772	1	7.25

Available for Grant, 2017	753	1,398

Exercisable, 2017	1,826	—	$1	6.95

As of 2017 there was $720 of unrecognized compensation expense related to time vested awards that is expected to be recognized over the weighted average remaining vesting period of 2.9 years. Additionally there is $3,420 of unrecognized compensation expense related to performance vested awards that will not be recognized until a qualifying event occurs.

12.	Leases

The majority of the Company’s operations are conducted in premises occupied under non-cancelable lease agreements with initial base terms generally ranging from 3 to 10 years. The Company, at its option, can renew a substantial portion of the leases at defined or then fair rental rates for various periods. Under the terms of the majority of the leases, the Company pays real and personal property taxes, insurance, utilities and maintenance for the property. Certain properties include annual increases based on defined amounts or indexes.

Rent expense under such operating leases amounted to $1,871 and $1,504, for 2017 and 2016, respectively.

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Future minimum lease payments under operating leases as of 2017 are as follows:

Fiscal year ending

2018	$1,567
2019	1,574
2020	1,574
2021	1,618
2022	1,653
Thereafter	5,424

Total Future Minimum Lease Payments	$13,410

13.	Related-Party Transactions

An annual management fee of $475 is paid to a private equity group that holds the majority equity interest in the Company, and certain of whose management and employees are members of the board of directors of the Company.

Most of the Company’s debt holders own equity interests in the Company (see Notes 9 and 10).

14.	Commitments

Product Warranty Liabilities

The Company generally offers warranties covering most of its products. Specific terms and conditions vary depending on the product, customer and the country of sale. Warranty expenses and reserves are estimated and recorded at the time products are sold based on historical data regarding the source, frequency and cost of claims, net of any recoveries. The Company periodically assesses the adequacy of its recorded liabilities and adjusts them as appropriate to reflect actual experience. Product warranty liabilities are included within accrued liabilities on the consolidated balance sheets.

	2017	2016

Beginning balance	$2,545	$2,118
Acquired in acquisitions	—	1,265
Additions	1,846	473
Payments	(1,388)	(1,311)

Ending Balance	$3,003	$2,545

15.	Retirement and Profit Sharing Plans

The Company has a qualified 401(k) retirement and profit sharing plan covering all United States based employees who are at least 21 years old and have completed one year of service. A year of service is defined as a 12-month period during which an employee completes at least 1,000 hours. Upon eligibility, participants are 100 percent vested for employer matching contributions, which equals 4 percent of a participant’s eligible compensation that is deferred as an elective deferral. Employer contributions to the plan were $284 and $240 for 2017 and 2016, respectively.

The Company has implemented a retirement and profit sharing plan covering substantially all European based employees who are at least 21 years old and are employed by the Company. Upon eligibility, participants are 100 percent vested

Grakon Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

for employer matching contributions, which equaled approximately 4 percent to 4.5 percent of a participant’s eligible compensation that is deferred as an elective deferral. Employer contributions to the plan were $48 and $47 for 2017 and 2016, respectively.

Substantially all of the Company’s employees located in Asia are covered by government mandated retirement plans, which the Company contributes to via required payroll deductions and payments. The total cost of employer contributions to these plans, which operate much like the United States Social Security System, was $1 and $5 for 2017 and 2016, respectively.

Substantially all of the Company’s UK based employees associated with the BMAC acquisition are covered by a government mandated retirement plan, which the Company contributes to via required payroll deductions and payments. The total cost of employer contributions, which operate much like the United States Social Security System, was $33 and $7 for 2017 and 2016, respectively.

16.	Pre-production Costs Related to Long-Term Supply Arrangements

The Company incurs preproduction engineering and tooling costs related to the products produced for customers under long-term supply agreements. All preproduction engineering costs are expensed. The Company defers any tooling reimbursements made by its customers and generally recognizes the related revenue at the time the tool is put into use. Recognized tooling revenues, which totaled $2,675 and $3,176 in 2017 and 2016, respectively, are included in Net Sales in the income statements. Tooling expenses are recognized in same period as related tooling revenue.

Advances paid to suppliers for tooling costs is included in Prepaid expenses and other assets, and the deferred tooling revenues included in Deferred revenue:

	2017	2016

Prepaid Tooling Costs
Preproduction costs	$2,862	$1,648
Deferred Tooling Revenue
Deferred revenue	$1,863	$2,138

17.	Subsequent Events

The Company evaluated subsequent events through November 28, 2018, the date on which the consolidated financial statements were issued, and determined there was an unrecognized subsequent event that requires disclosure herein. Refer to Note 1, “Description of the Company”, for further detail on the Transaction announced on August 20, 2018 and consummated on September 12, 2018.